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                                                                    EXHIBIT 11.1

                                 STEELCASE INC.

 STATEMENT REGARDING COMPUTATION OF UNAUDITED PRO FORMA NET INCOME (LOSS)
                           PER SHARE OF COMMON STOCK

                     (IN MILLIONS, EXCEPT SHARE DATA)

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                                                                    NINE MONTHS
                                                        YEAR ENDED     ENDED
                                                       ------------ ------------
                                                       FEBRUARY 28, NOVEMBER 28,
                                                           1997         1997
                                                       ------------ ------------
Net Income...........................................    $   27.7     $  163.3
Pro forma adjustments:
 Retained earnings reduction for conversion of Exist-
  ing Preferred Stock................................
 Net income reduction for Employee Stock Grant.......
                                                         --------     --------
Net income (loss) attributable to holders of Common
 Stock...............................................    $            $
                                                         ========     ========
Net income (loss) per share of Common Stock..........    $            $
                                                         ========     ========
Weighted average shares of Common Stock outstanding..
                                                         ========     ========
Weighted average shares of Common Stock outstanding:
 Weighted average shares of Existing Common Stock....     200,906      201,150
 Additional shares resulting from Stock Split........
 Additional shares resulting from conversion of Ex-
  isting Preferred Stock.............................
 Cheap Stock:
  Employee Stock Grant...............................     150,000      150,000
  Employee Stock Option Grant........................     225,000      225,000
                                                         --------     --------
Weighted average shares of Common Stock outstanding..
                                                         ========     ========
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